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                                                                    Exhibit 10.3



                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of October 2, 2002, is entered into by and between DUCOMMUN INCORPORATED, a Delaware corporation ("Seller"), and TIMCO AVIATION SERVICES, INC., a Delaware corporation ("Buyer").

                                 R E C I T A L S

         WHEREAS, Brice Manufacturing Company, Inc., a California corporation ("Brice"), manufactures commercial aircraft seats and supplies after-market aircraft seating products (collectively, the "Business");

         WHEREAS, Seller owns all of the issued and outstanding shares of common stock, $1.00 par value (the "Shares"), of Brice;

         WHEREAS, Brice has sustained operating income losses during at least each of the past three years;

         WHEREAS, since September 11, 2001, the Business, which sells principally to the commercial airline industry, has significantly deteriorated;

         WHEREAS, as a result of the substantial losses and further deterioration of the Business since September 11, 2001, the parties hereto have determined to value the Purchase Price (as defined below) for the Shares at less than the tangible book value of Brice and, in consideration of such reduced price, have agreed that Seller will make only limited representations and warranties about Brice or the Business; and

         WHEREAS, on the terms and subject to the conditions hereof, Seller desires to sell the Shares to Buyer and Buyer desires to purchase the Shares from Seller.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

                                   ARTICLE I.

                                   DEFINITIONS

         The following terms, as used herein, have the following meanings:

         "AAA" will have the meaning ascribed to such term in Section 10.10(a).

         "Actual Knowledge" means, with respect to any Person, the actual personal knowledge of such Person without independent investigation. With respect to any Person that is a corporation, Actual Knowledge shall mean the actual personal knowledge of the executive officers of such Person without independent investigation.


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         "Affiliate" means, with respect to any Person (as defined herein), a
Person directly or indirectly controlling, controlled by or under common control with the Person, through the ownership of all or part of the Person.

         "Agreement" will have the meaning ascribed to such term in the Preamble.

         "Applicable Law" means any domestic or foreign, federal, state or local statute, law, common law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority (as defined herein).

         "August Balance Sheet" means the unaudited balance sheet of Brice as of August 24, 2002 attached hereto as Exhibit A.

         "Brice" will have the meaning ascribed to such term in the Recitals.

         "Business" will have the meaning ascribed to such term in the Recitals.

         "Business Day" means each day of the week other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close. All references to "days" in the Agreement will be to calendar days unless specifically referenced as a Business Day.

         "Buyer" will have the meaning ascribed to such term in the Preamble.

         "Class I Representations" means the Class I representations and warranties of Seller set forth in Article III, Section 3A hereof.

         "Class II Representations" means the Class II representations and warranties of Seller set forth in Article III, Section 3B hereof.

         "Closing" will have the meaning ascribed to such term in Section 2.04.

         "Closing Balance Sheet" will have the meaning ascribed to such term in
Section 2.02(a).

         "Closing Date" will have the meaning ascribed to such term in Section 2.04.

         "Closing Working Capital" will have the meaning ascribed to such term in Section 2.02(b).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contracts" means all of the contracts, purchase orders and agreements (whether written or oral) to which Brice is a party or is legally bound.

         "Damages" means actual out-of-pocket losses and damages, including amounts paid in settlement, court costs and reasonable attorneys' fees. Notwithstanding any other provision of this Agreement, "Damages" does not include (and neither party shall be required to indemnify or reimburse any other party for) any damage to reputation, lost business opportunities, lost profits,


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mental or emotional distress, incidental, special, exemplary, punitive, indirect or consequential damages or diminution in value.

         "Deposit" will have the meaning ascribed to such term in Section 2.03.

         "Environmental Laws" means all applicable federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the United States Environmental Protection Agency and the California Environmental Protection Agency.

         "Excluded Assets" will have the meaning ascribed to such term in
Section 2.06.

          "Governmental Authority" means the United States of America, and any state or local governmental authority in the United States of America.

         "Hazardous Material" means any material or substance that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of any Environmental Law.

         "Indemnifying Party" means (a) Seller, with respect to any claim asserted by Buyer under Article VII, and (b) Buyer, with respect to any claim asserted by Seller under Article VII.

         "Indemnitee" means (a) Buyer, with respect to any claim for which Seller is an Indemnifying Party under Article VII; and (b) Seller with respect to any claim for which Buyer is an Indemnifying Party under Article VII.

         "IRS" means the Internal Revenue Service.

         "Leased Premises" will have the meaning ascribed such term in Section 3.12(b).

         "Letter Agreements" will have the meaning ascribed such term in Section 5.04(a).

         "Liability" or "Liabilities" means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

         "Liens" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind.

         "Loan Debt" of a Person means of indebtedness of such Person for borrowed money in the form of loans from institutional lenders or debt securities issued by such Person, including principal and accrued but unpaid interest thereon, but excluding trade payables and obligations incurred in the ordinary course of business.



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         "Material Contracts" will have the meaning ascribed to such term in
Section 3B.04.

         "Person" means any individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

         "Proceeding" or "Proceedings" means any lawsuit, hearing, arbitration or administrative proceeding.

         "Purchase Price" will have the meaning ascribed to such term in Section 2.02.

         "Representatives" mean, with respect to any Person, any of the Person's Affiliates, officers, directors, employees, agents, accountants, attorneys, financial advisors or bankers.

         "Seller" will have the meaning ascribed to such term in the Preamble.

         "September Accounting Month" will have the meaning ascribed to such term in Section 2.02(a).

         "Shares" will have the meaning ascribed to such term in the Recitals.

         "Target" will have the meaning ascribed to such term in Section
2.02(b).

         "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, franchise, profits, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax or other tax of any kind whatsoever, together with any interest or penalty, imposed by any taxing authority, on such Person.

         "Tax Returns" mean any return, report, form or other information filed or required to be filed with the IRS or any other federal, foreign, state local, provincial taxing authority with respect to any Tax, including any claim for refund of Taxes and any amendments or supplements of any of the foregoing.

         "Working Capital" of Brice means the difference of (i) the sum of the carrying values on Brice's balance sheet of current assets of Brice, consisting of petty cash, accounts receivable, inventory and other current assets, minus
(ii) the sum of the carrying values on Brice's balance sheet of current liabilities of Brice, consisting of accounts payable and accrued liabilities.

                                   ARTICLE II.

                           PURCHASE AND SALE OF SHARES

         2.01. Sale of Shares. On the terms and subject to the conditions of this Agreement Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller all of the Shares at the Closing.

         2.02. Purchase Price. Buyer shall pay to Seller, as the purchase price for the Shares, an aggregate amount of One Million, Three Hundred Thousand Dollars ($1,300,000) in cash,


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subject to adjustment as described in this Section 2.02 (as adjusted, the
"Purchase Price"), inclusive of the Deposit credited back to Buyer, if any, pursuant to Section 2.03, at the Closing.

                  (a) Immediately after the Closing, Buyer and Seller shall cooperate to prepare an unaudited balance sheet for Brice as of the Closing Date using the same methodologies and assumptions used to create the August Balance Sheet, which balance sheet shall exclude from current assets all Excluded Assets and shall exclude from current liabilities and reserves all accrued workers' compensation, liability and property insurance, accrued income taxes, accruals related to the 401(k) plan, employee retention payment obligations, obligations for success bonuses, and severance obligations or payments (the "Closing Balance Sheet"). The carrying values of Brice's assets, the amount of reserves and the accruals for liabilities on the Closing Balance Sheet shall be consistent with those set forth on the August Balance Sheet. Without limiting the generality of the foregoing, on the Closing Balance Sheet:

                           (i) the reserve for doubtful accounts receivable shall be $55,164 (the amount of such reserve on the August Balance Sheet) minus the amount of any accounts receivable written off in the period from August 24, 2002 to the Closing Date (the "September Accounting Month");

                           (ii) the reserve for slow-moving, obsolete, defective and other inventory items shall be $368,276 (the amount of such reserve on the August Balance Sheet) minus the amount of any inventory written off in the September Accounting Month;

                           (iii) the warranty reserve shall be $75,422 (the amount of such reserve on the August Balance Sheet) minus the amount of any warranty expense incurred in the September Accounting Month;

                           (iv) that certain reserve for $53,000 not specified for any particular purpose in the August Balance Sheet, shall remain $53,000 on the Closing Balance Sheet, but shall be reserved for that certain preferential payment claim relating to a payment made to Brice from Trans World Airline; and

                           (v) no liability shall be recorded for any accounts payable, payroll or other matters for which a check has been issued by Brice on or before the Closing Date even if such check remains uncashed on the Closing Date, provided that Seller shall provide funding through its controlled disbursement account sufficient to cover any such checks.

                  (b) If the parties hereto are unable to agree on the Closing Balance Sheet within thirty (30) days after the Closing Date, the dispute shall be resolved by a partner at a "Big Four" accounting firm that has not provided services to Seller, Brice or Buyer during the three (3) years preceding the date of selection of such firm (the "Accountant") to resolve such dispute. If the parties hereto are unable to agree on the selection of the Accountant within forty (40) days after the Closing Date, then each party hereto shall select a partner at any "Big Four" accounting firm, and those two partners shall in turn mutually select the Accountant to resolve such dispute.




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                           (i)      Once selected, the Accountant shall, within
         forty-five (45) days after his or her appointment, reach an independent determination regarding any the subject of the dispute. The determination by the Accountant shall be final and conclusive on the parties hereto. The fees and expenses of the Accountant in resolving any such dispute shall be borne equally by each party hereto.

                  (c) Brice's Working Capital as of August 24, 2002 was One Million, Two Hundred and Ninety-Two Thousand Dollars ($1,292,000.00) (the "Target") based on the August Balance Sheet, and the calculation thereof is set forth on Exhibit B hereto. The Working Capital of Brice as of the Closing Date (the "Closing Working Capital") shall be determined based on the Closing Balance Sheet and in the same manner as the determination of the Target.

                  (d) To the extent that the Closing Working Capital exceeds the Target, the Purchase Price shall be increased by the amount of such excess and Buyer shall promptly pay to Seller the amount of such excess by means of a wire transfer to the account set forth on Schedule 2.05(b). To the extent that the Closing Working Capital is less than the Target, the Purchase Price shall be decreased by the amount of such shortfall and Seller shall promptly pay to Buyer the amount of such shortfall by means of a wire transfer to an account designated by Buyer.

         2.03. Deposit. On the date hereof, Buyer will pay $165,000 to Seller as a nonrefundable deposit (the "Deposit"). Of the Deposit, (i) $76,807.26 has previously been paid by Buyer to fund Brice's payroll for the week ended Friday, September 26, 2002, and (ii) $88,192.74 shall be paid to Seller on the date hereof by wire transfer to the account set forth on Schedule 2.05(b). If, and only if, the Closing occurs on or prior to October 11, 2002, the Deposit shall be applied as a credit against the Purchase Price.

         2.04. Closing. The closing of the sale and purchase of the Shares and of the transactions contemplated hereby (the "Closing") will take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, 47th Floor, or such other place upon which the parties may agree, on October 11, 2002 or such earlier date upon which the parties may agree (the "Closing Date").

         2.05.    Closing Deliveries.

                  (a)      At the Closing, Seller shall deliver to Buyer:

                  (i) a certificate or certificates representing the Shares, duly endorsed for transfer to Buyer;

                  (ii) (A) copies of the Articles of Incorporation and Bylaws of Brice as in effect immediately prior to the Closing Date; (B) copies of resolutions adopted by the Board of Directors of Seller authorizing the transactions contemplated by this Agreement as of the Closing Date; and (C) a certificate of good standing certificate for Brice from the California Secretary of State;

                  (iii) resignations from each of the officers and directors of Brice; and


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                  (iv)     original minute books of Brice.

                  (b) At the Closing, Buyer shall deliver to Seller the Purchase Price, by wire transfer to the account set forth on Schedule 2.05(b).

         2.06. Excluded Assets. Notwithstanding anything herein to the contrary, Seller shall cause Brice to pay to Seller by dividend prior to the Closing, and Buyer shall cause Brice to pay to Seller after the Closing, any and all of the property of Brice listed on Schedule 2.06 (collectively, the "Excluded Assets").

                                  ARTICLE III.

                            REPRESENTATIONS OF SELLER

         3A.      CLASS I REPRESENTATIONS. Seller hereby represents and warrants to Buyer as follows:

         3A.01.   Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Brice is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Brice is not qualified to conduct business in any other state.

         3A.02.   Authorization. The execution, delivery and performance by
Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

         3A.03.   Non-Contravention. The execution, delivery and performance by
Seller of this Agreement does not and will not (a) contravene or conflict with the Certificate of Incorporation, bylaws or other constituent documents of Seller; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller; (c) contravene or constitute a material default under any loan agreement of Seller.

         3A.04.   Capitalization; Ownership of Shares. Except as otherwise
disclosed on Schedule 3A.04, the authorized capital stock of Brice consist of 75,000 shares of common stock, of which 35,000 shares are issued and outstanding. There are no equity or other ownership interests or securities of Brice issued and outstanding. Seller is the sole record and beneficial owner of the Shares, free and clear of all Liens.

         3A.05.   Brice Indebtedness. On the Closing Date, Brice will not be liable, whether as principal or guarantor, for any Loan Debt. Except as contemplated by Section 2.02(a)(v), neither Seller nor any subsidiary of Seller is liable to Brice for any monetary obligation, and Brice is not liable to Seller or any subsidiary of Seller for any monetary obligation.



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         3A.06    Title to Assets. Assets shown as owned by Brice on the August
Balance Sheet will be owned by Brice on the Closing Date free and clear of all Liens other than Liens shown on the August Balance Sheet, except for assets sold in the ordinary course of business. At August 24, 2002, Brice was the lawful owner of or had the right to use all of the assets shown on the August Balance Sheet, free and clear of all Liens.

         3A.07    Real Property Leases. Schedule 3A.07 sets forth a true and correct list of all real property leases to which Brice is a party. Brice is current in its payment of monthly rent under all such leases.

         3A.08    Broker Fees. No Person is entitled to any brokerage or
finder's fee or other commission from Brice or Seller in respect of this Agreement or the transactions contemplated hereby other than Burr Group, whose fees shall be paid by Seller. No broker fees or expenses owed to Burr Group shall be accrued on the Closing Balance Sheet.

         3A.09.   Tax Matters.

                  (a) Except as disclosed on Schedule 3A.09, (i) Brice has filed or caused to be filed all material Tax Returns of Brice which have become due (taking into account valid extensions of time to file), and has paid or caused to be paid all Taxes shown thereon as due, (ii) there are no outstanding Tax liens that have been filed by any Tax authority against any property or assets of Brice, and (iii) no claims are currently being asserted in writing with respect to any Taxes of Brice.

                  (b) Except as disclosed on Schedule 3A.09, Brice is not a party to any tax indemnity agreement, tax sharing agreement, or other similar agreement with Seller or any of its subsidiaries under which Brice will have liability following the Closing.

                  (c) At no time during its ownership by Seller has Brice been part of an affiliated, consolidated, combined or unitary group, other than the group of which Seller is the parent corporation.

                  (d) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

         3A.10    Insurance Coverage. Brice, as a subsidiary of Seller, is a named insured under Seller's insurance policies for workers' compensation and for automobile, general and aircraft product liability listed on Schedule 3A.10.

         3B.      CLASS II REPRESENTATIONS. Seller hereby represents and
warrants to Buyer as follows:

         3B.01    Litigation. To the Actual Knowledge of Seller and Brice,
during the twelve (12) months preceding the date of this Agreement, no Proceedings were pending or threatened against Brice.

         3B.02.   Liabilities. To the Actual Knowledge of Seller and Brice,
except as otherwise disclosed on Schedule 3B.02, the August Balance Sheet includes all liabilities of Brice that are


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required to be included therein by generally accepted accounting principles consistently applied with prior periods. To the Actual Knowledge of Seller and Brice, since the date of the August Balance Sheet, Brice has incurred no additional liabilities that are required to be included in a balance sheet by generally accepted accounting principles consistently applied with prior periods, except for (a) liabilities incurred in the ordinary course of business consistent with past practice and (b) liabilities contemplated by Section 5.04 hereof.

         3B.03.   Governmental Authorization. To the Actual Knowledge of Seller
and Brice, the execution, delivery and performance by Seller of this Agreement requires no action by, consent or approval of, or filing with, any Governmental Authority.

         3B.04.   Material Contracts. To the Actual Knowledge of Seller and
Brice:

                  (a) Schedule 3B.04(a) sets forth a complete and correct list of the following agreements to which Brice is a party or by which it is bound (collectively, the "Material Contracts"):

                  (i) All credit and loan Contracts, promissory notes, guarantees, letters of credit, and other obligations in respect of borrowed money or financial instruments;

                  (ii) All other Contracts (including purchase orders with customers and suppliers) to which Brice is a party and by which it is bound and that involve $100,000 or more (excluding the real property leases described in Schedule 3A.07); and

                  (iii) All leases of capital equipment that involve $10,000 or more.

                  (b) During the twelve (12) months preceding the date of this Agreement, Brice has not received any written notice of material default from any other party to a Material Contract.

         3B.05.   Employee Benefit and Deferred Compensation Plans. To the
Actual Knowledge of Seller and Brice:

                  (a)      Each of Brice's Employee Benefit Plans disclosed on
Schedule 3B.05 has been maintained, operated and administered in all material respects in accordance with their terms and with all provisions of ERISA and other applicable laws.

                  (b)      Brice has complied with the requirements of Code
Section 4980B, relating to health care continuation.

                  (c) Brice does not maintain any deferred compensation programs for employees other than the Employee Benefit Plans disclosed on
Schedule 3B.05.

         3B.06    Environmental Compliance. To the Actual Knowledge of Seller
and Brice, Brice has not arranged for disposal or treatment, or arranged with a transporter for transport for disposal or treatment, of any Hazardous Material on any third party property that has resulted or


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may reasonably be expected to result, individually or in the aggregate, in any material Liability. To the Actual Knowledge of Seller and Brice, Brice has not exposed any employee or third party to any Hazardous Material or condition that has resulted or may reasonably be expected to result, individually or in the aggregate, in any material Liability. To the Actual Knowledge of Seller and Brice, Brice has not received any notice, demand, letter, claim or request for information relating to the Business that alleges violation of or Liability under any Environmental Laws and there are no Proceedings, orders, decrees, or injunctions, pending or against Brice alleging Liability under any Environmental Laws.

                                   ARTICLE IV.

                            REPRESENTATIONS OF BUYER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

         4.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

         4.03. Governmental Authorization. To the Actual Knowledge of Buyer, the execution, delivery and performance by Buyer of this Agreement requires no action by, consent or approval of, or filing with, any Governmental Authority.

         4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement does not and will not: (a) contravene or conflict with the Certificate of Incorporation, bylaws or other constituent documents of Buyer; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer; or (c) contravene or constitute a material default under any loan agreement of Buyer.

         4.05. Litigation. To the Actual Knowledge of Buyer, there are no Proceedings that have been brought by any Governmental Authority or any other Person against Buyer that seek to enjoin or rescind the purchased and sale of those Shares contemplated by this Agreement.

         4.06 No Representations and Warranties. Other than the express representations and warranties, covenants and agreements made by Seller in Articles III and V of this Agreement, neither Seller nor Brice, nor any person or entity acting by or on behalf of Seller or Brice has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer in this Agreement or elsewhere, upon which Buyer is relying in entering into this Agreement and the transactions contemplated hereby. Buyer has conducted a full and complete investigation and inspection of the business, operations, assets and Liabilities,


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results of operations and financial condition of Brice as Buyer may have deemed necessary or appropriate for the purpose of entering into this Agreement and the transactions contemplated hereby. In executing this Agreement, Buyer is relying only on its own investigation of Brice, the Business, the Shares and the accuracy of the statements contained in Article III of this Agreement, and not on any other representations, warranties, inducements, promises, agreements, assurances or statements.

                                   ARTICLE V.

                                    COVENANTS

         5.01. Further Assurances. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding the foregoing, no party hereto shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby other than normal out-of-pocket expenses (such as fees and expenses of counsel and accountants) reasonably necessary to consummate such transactions. In the event that Seller receives, at any time after the Closing, any property, cash or securities of Brice other than the Excluded Assets, Seller will notify Buyer that it has received such property, will hold such property in trust for the benefit of Brice and will promptly remit such property to Brice (forwarding checks payable to Brice and remitting all actual received cash by wire transfer to an account provided to Seller by Brice). Buyer shall use its best efforts to secure the financing required pursuant to Section 6.01(b) and obtain the consents required pursuant to Section 6.01(c).

         5.02. Books and Records. Buyer shall use all commercially reasonable efforts to preserve and keep all books, records, computer files, software programs and any data processing files of Brice existing as of the Closing for a period of seven (7) years from the Closing Date, or for any longer period as may be required by any government agency, ongoing litigation, law, regulation, audit or appeal of Taxes at Buyer's sole cost and expense. During such period, Buyer shall make such books and records available to Seller as may be reasonably required by Seller, including but not limited to, in connection with any Tax examination or audit. In the event that Buyer or Brice wishes to destroy or dispose of such books and business records, at any time alter the Closing, it shall first give ninety (90) days prior written notice to Seller, and Seller shall have the right at its option, upon prior written notice given to Buyer or Brice, to take possession of such records.

         5.03.    Cooperation on Tax and Other Matters.

                  (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.03 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller


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further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (b) The Seller agrees to use its reasonable best efforts to assist the Buyer in responding to any review, investigation or other inquiry by any Governmental Authority.

         5.04.    Employee Compensation.

                  (a) Seller shall pay, or cause Brice to pay prior to the Closing Date, the "success bonuses," if any, pursuant to paragraph 3 of the letter agreements, each dated February 18, 2002, between Brice and each of Sam
J. Ahad, Bruce W. Brayshaw, Steve Caraballo, Terry M. Fisher and Richard A. Klisz (collectively, the "Letter Agreements").

                  (b) Seller shall pay, or cause Brice to pay prior to the Closing Date, half of the "guaranteed benefits," pursuant to paragraph 1 of the Letter Agreements.

                  (c) Seller shall cause Brice to terminate the employment of Richard A. Klisz ("Klisz") as of the Closing Date, or in the alternative Klisz shall resign as of the Closing Date. Buyer shall not, and shall cause Brice not to, offer a position to Klisz to continue in his current position with Brice following the Closing Date; provided, however, that Buyer or Brice may employ Klisz as a consultant for a period not exceeding thirty (30) days after the Closing Date. Provided that Buyer performs its obligations set forth in the immediately preceding sentence, Seller shall assume the responsibility to pay any "severance benefits" owed to Klisz pursuant to the Letter Agreement dated February 18, 2002 between Brice and Klisz.

                  (d) Except as expressly provided herein, Seller shall not have any other Liabilities with respect to severance obligations to employees of Brice, including, without limitation, those arising under the Letter Agreements (including, but not limited to, any payments for "severance benefits" pursuant to paragraph 2 of the Letter Agreements), and Buyer shall cause Brice to perform all of such obligations after the Closing Date.

         5.05 Termination of 401(k) Participation. At the Closing, the participation of Brice employees in Seller's 401(k) plan shall be terminated and Seller shall cause all funds due to Brice employees under such plan to be distributed to such employees as soon as administratively practicable in accordance with the terms of the plan, ERISA and the Code.

                                   ARTICLE VI

                               CLOSING CONDITIONS

         6.01. Conditions to Obligations of Buyer. Buyer's obligations to consummate the transactions contemplated by this Agreement will be subject to fulfillment of the following conditions, any of which may be waived by Buyer in its sole discretion:

         (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, Seller shall have delivered to Buyer a certificate to that effect executed by an executive officer of Seller.

         (b) Buyer shall have obtained financing for 100% of the Purchase Price from a lender acceptable to Buyer, in its sole discretion.

         (c) Buyer shall have received the consent of Citicorp USA, Inc. and any of its other lenders as required under any of its credit agreements to consummate the transactions contemplated by the Agreement.

         (d) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental Proceeding seeking such order shall be pending or threatened.

         6.02. Conditions to Obligations of Seller. Seller's obligations to consummate the transactions contemplated by this Agreement will be subject to the fulfillment of the following conditions, any of which may be waived by Seller in its sole discretion:

         (a) Buyer shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date.

         (b) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental Proceeding seeking such order shall be pending or threatened.

                                  ARTICLE VII.

                                 INDEMNIFICATION

         7.01.    Indemnification.

                  (a) Subject to the limitations contained in this Article VII, Seller shall indemnify and hold harmless Buyer in respect of any and all Damages reasonably incurred by Buyer that are caused by a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement.

                  (b) Subject to the limitations contained in this Article VII, Buyer shall indemnify and hold harmless Seller in respect of any and all Damages reasonably incurred by Seller that are caused by a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement.

         7.02.    Survival of Representations, Warranties and Covenants.

                  (a) Subject to Section 7.02(b), all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement, and all claims of Buyer or Seller in respect of any breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement, shall expire twelve months after the Closing Date, except that covenants or obligations of Seller or Buyer in Article V of this Agreement that by their terms are to be performed after the Closing will survive the Closing and will not expire unless otherwise provided in this Agreement.

                  (b) Notwithstanding Section 7.02(a), (i) the representations and warranties of Seller set forth in Section 3A.09 (Tax Matters) shall expire upon the expiration of the statute of limitations that would be applicable to any claim that, if asserted against Brice, would give rise to an indemnification obligation of Seller under Section 3A.09, and (ii) the Class II Representations of Seller shall expire on January 31, 2003.

                  (c) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice has been given pursuant to
Section 7.03 hereof in good faith prior to the expiration of the representation, warranty, covenant, or agreement or obligation upon which such claim is based will not expire, and such claims for indemnification may be pursued, until the final resolution of such claim (but only to the extent set forth in the written notice given pursuant to Section 7.03 hereof in good faith prior to the expiration).

         7.03.    Claims for Indemnification.

                  (a) If any Indemnitee believes that the Indemnitee is entitled to indemnification pursuant to this Article VII, that Indemnitee shall give the Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail the basis for such claim for indemnification.

                  (b) No Person will have any cause of action against any Affiliate, stockholder, director, officer, employee, consultant, agent or other Representative of any Indemnifying Party as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of such Indemnifying Party referred to in Section 7.01 above. Nothing set forth herein shall be deemed to prohibit or limit Buyer's or Seller's right to seek injunctive or other equitable relief at any time before, on or after the Closing Date for the failure of any Indemnifying Party to perform any covenant or agreement contained herein.

         7.04. Defense of Claims. In connection with any claim that may give rise to indemnity under this Article VII resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, upon written notice sent at any time to the Indemnitee, the Indemnifying Party may assume the defense of any such claim or Proceeding. If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall control the defense of such claim or Proceeding, with counsel of its choice, and shall diligently and promptly pursue the resolution thereof. If the Indemnifying Party assumes the defense of any claim or Proceeding in accordance with this Section 7.04, the Indemnifying Party may consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding without the prior written consent of such Indemnitee; provided, however, that:

                  (a) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment either concurrently with the effectiveness thereof or shall obtain and deliver to the Indemnitee in connection with the execution of such settlement a general release executed by the Person not a party hereto, which general release shall release such Indemnitee and its Representatives from any Liability in such matter;

                  (b) such settlement or judgment shall admit no culpability or fault on the part of the Indemnitee;

                  (c) the Indemnifying Party shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and

                  (d) a condition to any such settlement shall be a complete release of the Indemnitee and its Representatives with respect to such claim.

The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense (which expense shall not be subject to reimbursement or indemnification by the Indemnifying Party). The Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants, agents and other Representatives to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 7.04. If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 7.04, the Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, provided, however, that such Indemnitee shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

         7.05.    Limitations on Indemnity Claims.

                  (a) Subject to Section 7.05(d), Seller shall not be obligated to indemnify Buyer in respect of Damages resulting from breaches of Class I Representations until such Damages exceed $250,000 in the aggregate, and thereafter Seller shall be obligated to indemnify Buyer for Damages in excess of such $250,000 up to an amount equal to the aggregate Purchase Price.

                  (b) Subject to Section 7.05(d), Seller shall not be obligated to indemnify Buyer in respect of Damages resulting from breaches of Class II Representations until such Damages exceed $200,000 in the aggregate, and thereafter Seller shall be obligated to indemnify Buyer for up to $250,000 of Damages in excess of such $200,000.

                  (c) Subject to Section 7.05(d), Seller shall not be obligated to indemnify Buyer in respect of any Damages resulting from breaches of, or defaults under, any of the provisions of this Agreement other than
Article III until such Damages exceed $250,000 in the aggregate, and thereafter Seller shall be obligated to indemnify Buyer for Damages in excess of such $250,000 up to an amount equal to the aggregate Purchase Price.

                  (d) Notwithstanding any other provision of this Agreement, the maximum aggregate Liability or indemnification obligation of Seller pursuant to Section 7.01(a) or otherwise under this Agreement, any document contemplated by this Agreement, or Applicable Law shall not exceed the Purchase Price.

         7.06 Determination of Indemnification Payments. Notwithstanding any other provision of this Agreement, no party shall have any obligation to indemnify the other party with respect to any Damages to the extent such Damages could have been reasonably avoided by such other party or the Damages to such other party could have been mitigated. All indemnification payments under this Agreement shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnitee. All indemnification payments under this Agreement shall be deemed to be adjustments to the Purchase Price.

                                  ARTICLE VIII.

                            NONCOMPETITION AGREEMENT

         Seller shall not, during the two (2) years following the Closing Date, engage as an original equipment manufacturer in the business of selling complete new airline seats to commercial airlines (the "New Airline Seat Business"); provided, however, that nothing herein shall prohibit or restrict Seller from hereafter acquiring a business engaged, prior to its acquisition by Seller, in the New Airline Seat Business and continuing such business after such acquisition.

                                   ARTICLE IX

                                   TERMINATION

         9.01 Termination. This Agreement (and the transactions contemplated hereby) shall terminate as follows:

                  (a)      upon the mutual written consent of Seller and Buyer;
or

                  (b) automatically, if the Closing has not occurred on or prior to October 11, 2002.

         9.02 Effect of Termination. Upon the termination of this Agreement in accordance with Section 9.01 hereof, the parties shall be relieved of any further obligations under this Agreement (other than Buyer's obligation to pay the Deposit as provided in Section 2.04), and Seller shall retain the Deposit.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Seller:

                  Ducommun Incorporated
                  111 West Ocean Boulevard, Suite 900
                  Long Beach, CA  90802-7901
                  Attn:  Chief Financial Officer
                  Telecopier No.:  (562) 624-0789

         with a copy to:

                  Gibson, Dunn & Crutcher LLP
                  333 S. Grand Avenue
                  Los Angeles, California  90071
                  Attn:  Dhiya El-Saden, Esq.
                  Telecopier No.:  (213) 229-7520

If to Buyer:

                  TIMCO Aviation Services, Inc.
                  623 Radar Road
                  Greensboro, NC  27410-6221
                  Attn: C. Robert Campbell, Executive Vice President and CFO Telecopier No.: (336) 665-9508

         with a copy to:

                  Akerman Senterfitt & Eidson, P.A.
                  One Southeast Third Avenue
                  Suite 2800
                  Miami, Florida 33131
                  Attn:  Philip B. Schwartz
                  Telecopier No.:  (305) 374-5095

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         10.02. Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

         10.03. Expenses. All costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby will be paid by the party incurring such cost or expense. This section will survive the termination of this Agreement.

         10.04. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party.

         10.05. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of California.

         10.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto has received a counterpart hereof signed by the other parties hereto.

         10.07. Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits referred to herein which are hereby incorporated by reference and the other agreements executed simultaneously herewith), the letter agreement dated April 26, 2002 between Buyer and Seller, and the Acknowledgment executed by Gil West as President of Buyer, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         10.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

         10.09. Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances will remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms will provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or the date this Agreement was last amended.

         10.10.   Dispute Resolution.

                  (a) Subject to Section 2.02, any disputes or claims arising out of or concerning this Agreement after the Closing Date, whether arising under theories of liability or damages based upon contract, tort or statute, shall be determined exclusively by arbitration before a single arbitrator in accordance with the then effective arbitration rules of the American Arbitration Association (the "AAA"); provided, however, that the parties hereto may also bring an action in court for injunctive relief. The arbitrator's decision shall be final and binding on the parties hereto (other than with respect to matters subject to the foregoing proviso) and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the parties hereto enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

                  (b) Any arbitration shall be held in Los Angeles, California. The arbitrator shall be neutral and impartial and shall be an attorney or retired judge with substantial experience in contract disputes, selected by Seller, on the one hand, and Buyer, on the other hand, alternately striking names from a list of five such persons provided by the AAA office in Los Angeles, California, following a request by the party seeking arbitration for a list of five such attorneys or retired judges with substantial professional experience in contract disputes. If either party fails to so strike names from the list, the arbitrator shall be selected from the list by the other party.

                  (c) Buyer and Seller shall split the fees and expenses of the arbitrator, and each party shall pay its respective fees and expenses in connection with any matters subject to the provision in Section 10.10(b) above. Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts; provided, however, that attorney fees and costs incurred by the party that "prevails" in any such arbitration commenced pursuant to this Section 10.10 in any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 10.10 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 10.10 may be assessed against the party or parties that do not prevail in such arbitration; provided, further, that if any party prevails on a statutory claim that entitles the prevailing party to reasonable attorney fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorney fees (with or without expert fees) to the prevailing party in accord with such statute. Buyer will be deemed to have "prevailed" in any such arbitration or judicial action only if the amount of the final award of Damages to Buyer by the arbitrator is greater than any amount offered in settlement to Buyer by Seller, and conversely, Seller will be deemed to have "prevailed" in any such arbitration or judicial action, only if the amount of the final award of Damages to Buyer by the arbitrator is equal to or less than any amount offered in settlement to Buyer by Seller. If Seller does not offer any amount in settlement or if the resolution of any such action results in non-monetary damages, then Buyer and Seller shall split the fees and expenses as provided above. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

                  (d) In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

         10.11. Third Party Beneficiaries. Except for Section 10.12, no provision of this Agreement will create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Brice or any Affiliate thereof (including any beneficiary or dependent thereof).

         10.12.   Disclaimer of Representations and Warranties.

                  (a) EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT (WHICH MAY BE RELIED UPON BY BUYER), SELLER, BRICE AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO BRICE, ITS BUSINESS OR ANY OF ITS ASSETS AND/OR LIABILITIES IN THIS AGREEMENT OR ELSEWHERE. BUYER HAS RELIED ON ITS OWN EXAMINATION THEREOF IN ELECTING TO ACQUIRE THE SHARES ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT.

                  (b) SELLER, BRICE AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO ANY OF BRICE'S ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE, OR THE TRANSFERABILITY THEREOF.

                  (c) BUYER MAY NOT RELY UPON ANY PURPORTED STATEMENTS, REPRESENTATIONS, WARRANTIES OR OMISSIONS MADE BY SELLER, BRICE OR ANY OF THEIR RESPECTIVE AFFILIATES AND/OR REPRESENTATIVES UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT.

                  (d) BUYER AGREES THAT NONE OF THE AFFILIATES AND REPRESENTATIVES OF SELLER OR BRICE SHALL HAVE ANY LIABILITY OR OBLIGATION TO BUYER, AND BUYER HEREBY RELEASES AND DISCHARGES ALL OF THE AFFILIATES AND REPRESENTATIVES OF SELLER OR BRICE FROM ANY AND ALL LIABILITIES OR OBLIGATIONS, IN RESPECT OF ANY STATEMENT, REPRESENTATION, WARRANTY OR ASSURANCE OF ANY KIND MADE BY ANY OF THEM, THEIR REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING, BUT NOT LIMITED TO, ANY STATEMENTS IN THE CONFIDENTIAL INFORMATION MEMORANDUM PROVIDED TO BUYER OR ANY STATEMENT MADE DURING ANY PRESENTATIONS OR DUE DILIGENCE.

                  (e) THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES AND THE LIMITATIONS ON LIABILITIES OF SELLER MADE IN THIS AGREEMENT, AND BUYERS ACKNOWLEDGEMENT AND AGREEMENT THERETO, EXTEND TO ALL CLAIMS OF EVERY NATURE AND KIND WHATSOEVER, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, EXISTING, CLAIMING TO EXIST, OR WHICH MAY HEREINAFTER ARISE OUT OF OR RESULT FROM, BE CONNECTED WITH, PERTAIN TO, OR RELATE IN

ANY WAY TO THE MATTERS SET FORTH IN THIS AGREEMENT, AND BUYER WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE. SECTION 1542 OF THE CALIFORNIA CIVIL CODE PROVIDES AS FOLLOWS:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR."

                         [signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                 SELLER:

                                 DUCOMMUN INCORPORATED,
                                 a Delaware corporation



                                 By:     /s/ James S. Heiser
                                     ------------------------------------------
                                 Name:   James S. Heiser
                                      -----------------------------------------
                                 Its:    Vice President/Chief Financial Officer
                                     ------------------------------------------


                                 BUYER:

                                 TIMCO AVIATION SERVICES, INC.
                                 a Delaware corporation



                                 By:    /s/ C. Robert Campbell
                                     ------------------------------------------
                                 Name:  C. Robert Campbell
                                      -----------------------------------------
                                 Its:   Executive Vice President
                                     ------------------------------------------